Exhibit 99.1

PSB Holdings, Inc.
News Release
September 15, 2008
For immediate release
Contact: Robert J. Halloran, Jr., President, PSB Holdings, Inc.  Phone: 860-928-6501
                Rheo A. Brouillard, President & CEO, Savings Institute Bank & Trust Co.
                Phone: 860-456-6540

PUTNAM BANK TO PURCHASE SAVINGS INSTITUTE BANK & TRUST’S
 GALES FERRY BRANCH OFFICE

PUTNAM, CT – September 15, 2008 – Thomas A. Borner, Chairman and Chief Executive Officer of PSB Holdings, Inc., parent company of Putnam Bank, today announced that it has reached an agreement with Savings Institute Bank & Trust to purchase their branch office located at 2 Chapman Lane in Gales Ferry, Connecticut. The completion of the purchase is subject to regulatory approval and is expected to be completed by January 30, 2009.
Under the terms of the agreement, Putnam Bank will purchase the branch building and equipment along with approximately $3.5 million in deposits.
“The acquisition of this office demonstrates our deep-seated commitment to serving the financial needs of New London County”, said Mr. Borner.  “This new office will enable us to gain better visibility and provide greater convenience to our Gales Ferry-area customers, as well as increasing our customer base. This branch purchase also helps solidify our retail and commercial loan originations in New London County. Plans call for consolidating our existing Gales Ferry branch office, located at 39 Kings Highway, with the acquired branch during the first quarter of 2009. Located just a 1/2 mile away from our existing branch, the Chapman Lane office is larger, has a number of attractive amenities, and provides more convenient access for our customers.”

Rheo A. Brouillard, President and Chief Executive Officer of SI Financial Group, Inc., commented, “We appreciate the loyalty and trust of our Gales Ferry customers. We are pleased to make this transfer to Putnam Bank, a community bank that shares our philosophy of providing high quality customer service.” The acquisition would mark the second transaction since PSB Holdings, Inc.’s initial public offering on October 4, 2004.  In October 2005, Putnam Bank acquired three branch offices located in Windham and New London Counties, Connecticut from People’s Bank, Bridgeport, Connecticut.
PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock bank founded in 1862. The Bank offers a wide range of financial services through its seven full-service offices. Putnam Bank also operates a full-service loan center in Putnam, Connecticut. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. PSB Holdings Inc.'s common stock trades on the NASDAQ Global Market under the symbol PSBH.
Statements contained in this news release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by PSB Holdings Inc. with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, PSB Holdings Inc. does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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